Exhibit 1.01 – Conflict Minerals Report

When used in this report, the terms "Avon," the "Company," "we," "our" or "us" mean, unless the context otherwise indicates, Avon Products, Inc. and its consolidated subsidiaries.
This Conflict Minerals Report is an exhibit to Avon’s Form SD filed with the Securities and Exchange Commission on May 30, 2019 and should be read in conjunction with our Form SD. Capitalized terms used herein and not defined have the meaning set forth in our Form SD.

Summary

To the best of our knowledge, Avon did not source any minerals, including conflict minerals, directly from mines, smelters or refiners. Avon conducted supply chain diligence for the 2018 compliance period in order to engage with suppliers and acquire information regarding the potential use and source of conflict minerals in products that they provide to Avon.

After exercising due diligence as described below, we are currently unable to determine specifics on the mine location and country of origin for the conflict minerals used in our products. As a result, we are unable to conclude with certainty that none of the conflict minerals in our products originated in a covered country.
We are a global manufacturer and marketer of Beauty and Fashion & Home products. Beauty consists of skincare (which includes personal care), fragrance and color (cosmetics). Fashion & Home consists of fashion jewelry, watches, apparel, footwear, accessories, gift and decorative products, housewares, entertainment and leisure products, children’s products and nutritional products. Both product categories contain products that include conflict minerals in their creation. For example, some of our raw ingredients used in the manufacture of certain color and skincare products in our Beauty category contained tin or gold. Other minerals may be used indirectly as a catalyst in the production of Beauty products. In addition, certain jewelry, accessories and other products within the Fashion category also contain these minerals.

In light of our conclusion and in line with the Rule, an independent private sector audit of this Conflict Mineral Report is not required.

Due Diligence Framework & Design

Avon designed its due diligence process based upon the internationally recognized due diligence framework set forth in the Organization for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”)(OECD 2016).
Due Diligence Steps Taken

In accordance with the OECD framework, Avon’s due diligence measures included the following steps:

1) Establish strong company management systems
•Maintained a cross-functional team comprised of employees in key business functions (Sourcing, Research & Development, Finance and Legal) to design and implement our conflict minerals compliance efforts with executive-level support and oversight from the Senior Vice President and Chief Supply Chain Officer and Associate General Counsel Global Supply Chain
•Continued providing background information and training on the Rule to employees involved in our conflict minerals compliance efforts
•Provided guides and support to suppliers involved in our conflict minerals compliance efforts
•Continued to maintain the conflict minerals position statement, which includes information on how to contact Avon for further information and/or report concerns. The Avon Conflict Minerals Position Statement is available on our website at https://www.avonworldwide.com/about-us/our-values/policies-positions/conflict-minerals/
•Avon’s Integrity Helpline (integrityhelpline.avon.com) is available 24 hours a day, seven days a week and also provides a way to ask questions or report any issues
•Enhanced supply chain transparency and strengthened engagement with suppliers by asking targeted suppliers to complete the Conflict Mineral Reporting Template developed by the Responsible Minerals Initiative and providing suppliers with background information on the Rule
•Continued monitoring the standardized pre-screening program for new supplier relationships to assess the potential use of conflict minerals by the Company
•Required that relevant conflict minerals documentation is retained for at least 5 years pursuant to Avon’s document retention policy

2) Identify and assess risks in the supply chain
Our supplier Surveys provided an opportunity for us to engage with targeted suppliers and acquire information regarding the potential use and source of conflict minerals in products that they provide to Avon. It also helped us to assess relevant supply chain information in our information systems. In particular, we:
•Developed a better understanding of our suppliers’ processes and where there were potential gaps in information or understanding
•Reviewed Survey responses for “red flags,” i.e., inconsistent and/or incomplete responses that indicated a potential risk
•Compared smelters and refiners identified by participating suppliers to the list of smelters that have been validated as conformant to the Responsible Minerals Initiative’s RMAP.
•Identified areas of improvement for our information technology that could enhance, on an ongoing basis, the quality of direct supplier information to better assess the potential use of conflict minerals

3) Design and implement a strategy to respond to identified risks
Avon implemented a risk management plan designed to identify, monitor and mitigate identified risks. Key elements of the plan included:
•Providing regular updates to senior management in Sourcing, Research & Development, Finance and Legal, through Steering Committee meetings, as deemed necessary by the working group during the due diligence period.
•Sending corrective action follow-up notices to suppliers who provided incomplete and/or inconsistent Survey responses. The corrective action notices requested follow-up information from suppliers, as needed, and directed suppliers to Avon’s training materials regarding key regulatory requirements and to industry resources that may be useful to the suppliers.
•Sending a corrective action notice to suppliers who did not complete a Survey in a timely manner, requesting that they begin gathering information regarding the potential use of conflict minerals in materials supplied to Avon during 2018 and also informing them that Avon will provide additional training as needed. Avon informed these suppliers that if they did not complete the survey and comply with our 2018 compliance efforts, Avon would evaluate its options, including but not limited to reassessment of the relationship between the supplier and Avon.

4) Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain
To the best of our knowledge, Avon does not source any minerals, including conflict minerals, directly from mines, smelters or refiners and is several layers removed from these market activities. As a result, Avon does not conduct audits of smelters and refiners. As part of our due diligence process, we rely on cross-industry initiatives such as those led by the Responsible Business Alliance, GeSI and the Responsible Minerals Initiative.

5) Report on supply chain due diligence
This Report and Avon’s Form SD are available at www.avoninvestor.com and https://www.avonworldwide.com/about-us/our-values/policies-positions/conflict-minerals/

Outcomes of RCOI/Due Diligence

We have not been able to determine whether any of the products manufactured, or contracted to be manufactured, for Avon by our suppliers contain conflict minerals originating from one of the covered countries.

We received responses from 141 (75%) of the 187 suppliers initially identified. Of the suppliers who did complete the survey, 112 responded that their products do not contain any conflict minerals. Based on survey responses, we identified 29 suppliers who manufactured, or contracted to manufacture, products that contained conflict minerals.

Of these 29 suppliers, 1 responded to our survey that they could not determine the country of origin of the conflict minerals and 22 responded that the conflict minerals did not originate in a covered country. The remaining 6 suppliers indicated that their products contain conflict minerals that originated in one of the covered countries, and of those, 4 specified smelters that were noted to be conformant to the Responsible Minerals Initiative’s RMAP during the reporting period, while 2 did not identify the smelters used. As part of our ongoing due diligence, we are continuing to collect information from these suppliers.

Some of the 29 suppliers identified 90 smelters and/or refiners that may have been used to supply the conflict minerals used in their products. 69 smelters and/or refiners were identified as being conformant to the Responsible Minerals Initiative’s RMAP during the reporting period. One facility listed as a smelter by suppliers was not in fact classified as a smelter by the Responsible Minerals Initiative. The suppliers reported the smelter and refiner information predominantly at a company level and not at a product level.

After exercising due diligence as described in this report, we are unable to conclude with certainty that none of the conflict minerals in our products originated in a covered country.

Independent audit

Pursuant to Rule 13p-1, Avon has determined that for 2018 an independent private sector audit is not required.

Ongoing Risk Mitigation Efforts

In line with our Conflict Minerals Position Statement, we are implementing an ongoing risk mitigation plan that is intended to strengthen our supply chain due diligence capability and traceability with respect to conflict minerals and reduce the risk that the sourcing of any conflict minerals benefits armed groups in the covered countries.

Avon has implemented the following for the 2018 compliance period:
•    Further refined the applicability assessment using raw ingredient and product information to pursue a more targeted approach in identifying suppliers that could be providing products containing conflict minerals
•    Improved the engagement of the internal Sourcing and Research & Development organizations to increase accuracy in the applicability assessment and engage suppliers earlier in the process
•    Increased direct engagement from Avon associates with suppliers requested to complete the Survey as a means of driving response rates and quality of data collected
•    Informed non-responsive suppliers that failure to support the 2018 compliance effort may cause Avon to evaluate its options including, but not limited to, reassessment of the relationship between the supplier and Avon
•    Informed suppliers of the RMI smelter list and encouraged the utilization of conformant smelters

Key steps for 2019 will include:
•    Continuing engagement with targeted suppliers in 2019, including current suppliers who were non-responsive to the 2018 RCOI or who were responsive, but did not provide sufficient information
•    Continuing to identify and drive improvements to the ingredient and product information that could enhance, on an ongoing basis, the quality of direct supplier information to better assess the potential use of conflict minerals and increase accuracy for targeting existing suppliers in future years
•    Continuing promoting Avon’s supplier code of conduct that requires suppliers to cooperate with Avon’s conflict minerals compliance efforts
•    Continuing to monitor the domestic and global conflict minerals regulatory environment to ensure updates to Avon’s compliance program as needed to comply with relevant regulations

Forward-Looking Statements

Certain statements herein, including our ongoing risk mitigation efforts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source conflict minerals and (3) political and regulatory developments, whether in the Democratic Republic of the Congo region, the United States or elsewhere. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.

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